                                                                     Exhibit 4.2

                                    FORM OF

                            STOCKHOLDERS AGREEMENT



                              HEALTHEXTRAS, INC.



                        Dated as of _____________, 1999

                            STOCKHOLDERS AGREEMENT

     This Stockholders Agreement ("Stockholders Agreement"), dated as of __________, 1999, is entered into by and among the parties (the "Parties") listed on the signature pages hereof.

     In consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:


                               TABLE OF CONTENTS

ARTICLE I - Definitions....................................................   2

ARTICLE II - Plan of Reorganization........................................   4

ARTICLE III - Management of the Company....................................   4
     Section 3.1   Board of Directors......................................   4
     Section 3.2   Obligations of Parties to Vote for Directors............   5
     Section 3.3.  Vacancies...............................................   6
     Section 3.4.  Service on Committees of the Board......................   6

ARTICLE IV - Certain Covenants.............................................   6
     Section 4.1   Covenants...............................................   6

ARTICLE V - Certain Rights With Respect to Transfers.......................   7
     Section 5.1   Certain Rights..........................................   7
     Section 5.2   Legend..................................................   8
     Section 5.3.  Preemptive Rights.......................................   9

ARTICLE VI - Registration Rights...........................................   9
     Section 6.1...........................................................   9

ARTICLE VII - Termination..................................................   9
     Section 7.1   Termination.............................................   9

ARTICLE VIII - Miscellaneous...............................................   9
     Section 8.1   Notices.................................................   9
     Section 8.2   Governing Law...........................................  10
     Section 8.3   Successors and Assigns..................................  10
     Section 8.4   Duplicate Originals.....................................  10
     Section 8.5   Severability............................................  11
     Section 8.6   No Waivers; Amendments..................................  11

Exhibits
     Exhibit I     Plan of Reorganization
     Exhibit II    Registration Rights Agreement

                                   ARTICLE I

                                  Definitions

     "Affiliate" means, with respect to any Person, any Person who, directly or indirectly controls, is controlled by or is under common control with that Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise.

     "CZHH" means Capital Z Healthcare Holding Corp., a Delaware corporation.

     "CZHH Merger Agreement" shall mean the meaning given to such term in
Section 2.1 hereof.

     "Capital Z Group" means Capital Z Partners, Ltd., a Bermuda exempt company, and its Affiliates and its and their respective officers, directors, and employees (and members of their respective families and trusts for the primary benefit of such family members). Without limiting the foregoing, the Capital Z Group shall be deemed to include CZHH, Capital Z Management, LLC, Capital Z Financial Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P., Health Partners, International Managed Care Advisors, Julian A.L. Allen, Steven M. Gluckstern, Robert Spass, and Paul H. Warren.

     "Capital Z Group Designees" means those directors of the Company who were designated by the Capital Z Group pursuant to Section 3.1(c) and (d), and initially are Julian A.L. Allen and Paul H. Warren.

     "Common Stock" means shares of the Common Stock, $.01 par value per share, of the Company, and any capital stock of the Company into which such Common Stock thereafter may be changed.

     "Company" means HealthExtras, Inc., a Delaware corporation, and its successors.

     "Electing Holder" shall have the meaning assigned to such term in Section 5.1(a) hereof.

     "First Offer Notice" shall have the meaning assigned to such term in
Section 5.1(b) hereof.

     "Highland Group" means Highland Investments, LLC, a Maryland limited liability company, and its Affiliates and its and their respective executive officers and directors. Without limiting the foregoing, the Highland Group shall be deemed to include Principal Holding Company, Principal Mutual Holding Company and its Affiliates, United Payors & United Providers, Inc., Thomas L. Blair and David T. Blair.

     "Highland Group Designees" means those Directors of the Company who were designated by the Highland Group pursuant to Section 3.1(b) and (d), and initially are Thomas L. Blair, David T. Blair, Thomas J. Graf, Julia M. Lawler and Karen E. Shaff.

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     "Holder" means (i) a securityholder listed on the signature page hereof, and (ii) any direct or indirect transferee of any such securityholder who is an affiliate of such securityholder.

     "Holder Offerees" shall have the meaning assigned to such term in Section 5.1(b) hereof.

     "LLC" means HealthExtras, LLC, a Delaware limited liability company.

     "LLC Merger" means the merger of LLC into the Company in accordance with the Plan of Reorganization.

     "LLC Merger Agreement" shall have the meaning given to such term in Section
2.1 hereof.

     "Offering Holder" shall have the meaning assigned to such term in Section 5.1(a) hereof.

     "Parties" shall have the meaning set forth in the introductory paragraph hereof.

     "Permitted Transfer" shall have the meaning assigned to it in Section 5.1(c) hereof.

     "Person" or "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, or government or other agency or political subdivision thereof.

     "Plan of Reorganization" shall have the meaning set forth in Section 2.1 hereof.

     "Purchase Agreement" shall have the meaning set forth in Section 4.1(c) hereof.

     "Required Holders" means Holders who then own beneficially 85% or more of the aggregate number of Voting Securities subject to this Stockholders Agreement.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Transfer" means any disposition of any Voting Security or any interest thereon that would constitute a "sale" thereof within the meaning of Section 2(3) of the Securities Act.

     "Transfer Notice" shall have the meaning assigned to it in Section 5.1(a) hereof.

     "Transferring Holder" shall have the meaning assigned to such term in
Section 5.1(a) hereof.

     "Voting Securities" means the Common Stock and any other shares of capital stock of the Company which is entitled to vote generally for the election of directors and on matters submitted for stockholder vote.

                                  ARTICLE II

                            Plan of Reorganization

     Section 2.1. The Parties (i) to the extent they are a signatory to the Agreement and Plan of Reorganization (the "Plan of Reorganization") for the Company attached as Exhibit I hereto, hereby agree to execute the Plan of Reorganization; (ii) to the extent they are members of the LLC hereby approve and consent in writing to the approval, adoption and execution by the LLC of the Plan of Reorganization and the Agreement of Merger by and between the LLC and the Company attached as Exhibit B to the Plan of Reorganization (the "LLC Merger Agreement"); iii) to the extent that they are to become stockholders of the Company, hereby authorize and consent in writing as stockholders of the Company to the approval, adoption and execution by the Company of the Plan of Reorganization, to the LLC Merger Agreement and the Agreement of Merger by and between CZHH and the Company attached as Exhibit A to the Plan of Reorganization (the "CZHH Merger Agreement") and to the transactions contemplated therein, specifically including the adoption of the Amended and Restated Certificate of Incorporation, the adoption of the HealthExtras, Inc. 1999 Stock Option Plan, the grant of options thereunder, and the grant of rights to receive shares of common stock; and (iv) to the extent they are stockholders of CZHH hereby approve, authorize and consent in writing to the actions taken by CZHH with respect to the Plan of Reorganization and to the CZHH Merger Agreement.

                                  ARTICLE III

                           Management of the Company

      Section 3.1.  Board of Directors.

               (a) Initial Directors. The parties agree that the initial Board of Directors of the Company shall consent of:

                    (i)   Thomas L. Blair, David T. Blair, Thomas J. Graf, Julia
M. Lawler, and Karen E. Shaff (who are the "Highland Group Designees");

                    (ii) Julian A.L. Allen and Paul H. Warren (who are the "Capital Z Group Designees"); and

                    (iii) Two independent directors to be selected by the Board of Directors of the Company.

               (b) Highland Group Designees. (i) Until such time as the Highland Group ceases to beneficially own, in the aggregate, at least 40% of the outstanding voting securities, the Highland Group shall have the right to designate five (5) persons for election as Directors of the Company; (ii) after such time and until such time as the Highland Group ceases to beneficially own in the aggregate at least 25% of outstanding voting securities, the Highland Group shall have the right to designate three (3) persons for election as Directors of the Company; (iii) after such time and until

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such time as the Highland Group ceases to beneficially own, in the aggregate, at least 10% of outstanding voting securities, the Highland Group shall have the right to designate two (2) persons for election as directors; and (iv) after such time and until such time as the Highland Group ceases to beneficially own, in the aggregate, at least 5% of outstanding voting securities, the Highland Group shall have the right to designate one (1) person for election as a Director.

          (c) Capital Z Group Designees. (i) until such time as the Capital Z Group ceases to beneficially own, in the aggregate, at least 10% of outstanding voting securities, the Capital Z Group shall have the right to designate two (2) persons for election as Directors; and (ii) after such time and until such time as the Capital Z Group ceases to beneficially own, in the aggregate, at least 5% of outstanding voting securities, the Capital Z Group shall have the right to designate one (1) person for election as a Director.

          (d) Increase in the number of Directors. To the extent that the number of Directors shall be increased to greater than seven (7) plus that number of Directors, not greater than three (3), who are not affiliated with either the Highland Group or the Capital Z Group (in the aggregate the "base number of Directors"), the number of Directors which the Highland Group and the Capital Z Group shall be entitled to designate pursuant to paragraphs (b) and
(c) above, respectively, shall be adjusted to the extent that the adjusted number of Directors to be designated by the Highland Group and the Capital Z Group, respectively, as a percentage of the increased number of Directors, would more closely approximate the percentage of the base number of Directors which such Group is entitled to designate under paragraphs (b) or (c) above, than would any other number of Directors.

     Section 3.2. Obligations of Parties to Nominate and Vote for Directors. The Company, from time to time at each appropriate time, will cause each of the persons theretofore serving as Highland Group Designees or Capital Z Designees (or other persons designated by the Highland Group as new Highland Group Designees, or designated by the Capital Z Group as new Capital Z Designees, in replacement of such persons) to be nominated and recommended by the Board of Directors of the Company for reelection to the Board of Directors of the Company by the stockholders of the Company upon any expiration of their respective terms of office. Each Holder shall vote his or its shares of Common Stock at any regular or special meeting of stockholders of the Company or in any written consent executed in lieu of such a meeting of stockholders and shall take all other lawful actions necessary to give effect to the agreements contained in this Stockholders Agreement (including without limitation the election of the Highland Group Designees and Capital Z Designees as described herein) and to attempt to ensure that the certificate of incorporation and bylaws of the Company do not, at any time hereafter during the term of this Stockholders Agreement, conflict in any respect with the provisions of this Stockholders Agreement.

     Section 3.3. Vacancies. If, prior to his election to the Board of Directors of the Company pursuant hereto, any Highland Group Designee or Capital Z Group Designee shall be unable or unwilling to serve as a director of the Company, then the Highland Group or Capital Z Group, as applicable, shall be entitled to designate a replacement designee. If, following an election to the Board of Directors of the Company pursuant hereto, any Highland Group Designee or Capital Z Group Designee shall resign or be removed or be unable to serve for any reason prior to the expiration of his term as a director of the Company, then the Highland Group or Capital Z Group, as applicable shall, within thirty (30) days of such event, notify the Board of Directors of the Company in writing of a replacement designee. Unless inconsistent with its fiduciary obligations, the Board of Directors, as applicable, shall nominate for election by stockholders or appoint as a Director to fill the unexpired term of the designee who such new designee is replacing, of any such replacement designee.

     Section 3.4. Service on Committees of the Board. The Company agrees that a Highland Group Designee and a Capital Z Group Designee shall be entitled to serve on each of the Board's committees.


                                  ARTICLE IV

                               Certain Covenants

     Section 4.1   Covenants.

          (a) Transactions With Affiliates. The Company shall not enter into any transaction, including, without limitation, any purchase, sale, exchange or other transfer of property or any provision or receipt of services, with any Affiliate of the Company (including, without limitation, United Payors & United Providers, Inc. and any of its Affiliates) other than upon terms (i) no less favorable to the Company than could be obtained by the Company in a comparable arm's length transaction with a Person that is not an Affiliate of the Company or (ii) approved by a majority of the Directors independent of such Affiliate. The Administrative and Technical Services Agreement and the Provider Network Access Agreement with United Payors & United Providers, Inc. are deemed approved in accordance with this provision.

          (b) Mergers, Acquisitions and Divestitures. The Company shall not merge with, acquire stock or assets from, sell stock or assets to, or engage in any similar business combination transaction with, an Affiliate of the Company (including, without limitation, United Payors & United Providers, Inc.) if the value of such transaction exceeds one million dollars ($1,000,000) unless the Company first shall have obtained an opinion from a nationally recognized investment banking firm to the effect that such transaction is fair to the Company or its stockholders, as the case may be, from a financial point of view.

          (c) Sale of Company. If the LLC Merger becomes effective, but the Company does not complete its sale of common stock pursuant to the Purchase Agreement discussed in Section 2.1(i) of this Plan of Reorganization, then if the Company shall not have consummated a public offering of securities substantially equivalent to the sale contemplated by that Purchase Agreement, a merger or consolidation of the Company with or into any other entity in which the Company will not be the surviving entity or a sale of all or substantially all of the assets of the Company on or prior to May 21, 2004, the Company shall, at the request of Health Partners, use its best efforts to sell the Company at a price equal to the Fair Market Value within 180 days after the date of such written request. For purposes hereof, "Fair Market Value" shall mean a value agreed upon by Health Partners and the Company. If Health Partners and the Company are unable to agree upon a value, they shall jointly retain an independent, nationally-recognized investment banking firm, accounting firm or other firm providing similar valuation services (which firm shall not be a firm having a continuing relationship with either the Company or Health Partners) (a "Valuation Firm") satisfactory to each of them. If the Company and Health Partners are unable to agree upon the selection of a Valuation Firm within five
(5) days, then the Company and Health Partners shall each retain a separate Valuation Firm within twenty (20) days after the expiration of such five (5) day period. If either the Company or Health Partners fails to retain a Valuation Firm within such twenty (20) day period, then the Valuation Firm retained by the Company or Health Partners, as the case may be, shall alone take the actions described below. Such Valuation Firm(s) shall determine the Fair Market Value of the Company and deliver its written opinion thereon to the Company and Health Partners within thirty (3) days of being retained. If such Valuation Firms are unable to agree on the Fair Market Value of the Company, then unless otherwise directed in writing by the Company and Health Partners, such Valuation Firms, in their sole discretion, shall select another Valuation Firm, which Valuation Firm shall make such determination and render such an opinion as soon as practicable. In either case, the determination so made will be conclusive and binding on the Company and Health partners. The fees and expenses for such determination made by any and all such Valuation firms shall be paid by the Company.


                                   ARTICLE V

                   Certain Rights With Respect to Transfers

     Section 5.1   Certain Rights.

          (a)  Tag-Along Rights.

               (i) Subject to Section 5.1(b) and other than in connection with a Permitted Transfer, as defined in Section 5.1(c), in the event that a Holder proposes to transfer (in a single transaction or series of related transactions) Voting Securities aggregating more than 10% of the outstanding Voting Securities to a Person or group of affiliated Persons, (such Holder proposing such Transfer, a "Transferring Holder") shall deliver a notice (a "Transfer Notice") to the Company and the other Holders at least 30 days prior to any such Transfer. The other Holders may elect to participate in the contemplated Transfer by delivering written notice to the Transferring Holder within 15 days after delivery by the Transferring Holder of such Transfer Notice. If any other Holder has elected to participate in such Transfer (such other Holder so electing, an "Electing Holder"), the Transferring Holder and any such Electing Holder shall be entitled to Transfer in the contemplated Transfer, on the same contract terms, the number of Voting Securities at the price determined under
(ii) below.

               (ii) It is the intent of the Parties that, in a transaction in which the tag-along rights provided for in Section 5.1(a)(i) apply, the aggregate sale proceeds shall be divided proportionately with respect to all Electing Holders and the Transferring Holder based on each

Electing Holder's and the Transferring Holder's respective shares of the liquidation proceeds that all such Electing Holders and the Transferring Holder would receive, respectively, in the event of a hypothetical liquidation of the Company at the enterprise value implied by the proposed sales price.

          (b) First Offer Rights. Prior to a Transfer (in a single transaction or series of related transactions) of Voting Securities aggregating more than 10% of outstanding Voting Securities to a Person or group of affiliated Persons, by a Holder (other than a Permitted Transfer), the Holder proposing to make such Transfer (the "Offering Holder"), shall deliver a written notice to the Company and to the other Holders (such other Holders the "Holder Offerees"), which notice specifies in reasonable detail the number of Voting Securities to be so transferred, the proposed purchase price therefor and the other terms and conditions of such proposed Transfer (a "First Offer Notice"). The Company may elect to purchase all (but not less than all) of the Voting Securities to be transferred, upon the same terms and conditions as those set forth in the First Offer Notice and other reasonable customary terms and conditions by delivering a written notice of such election to the Offering Holder within 15 days after the First Offer Notice has been delivered to the Company. If the Company has not elected to purchase all of the Voting Securities to be Transferred, the Holder Offerees may elect to purchase all (but not less than all) of the Voting Securities to be Transferred, on a pro rata basis (based on the percentage ownership of Voting Securities by a Holder Offerees compared to such ownership by all Holder Offerees), upon the same terms and conditions as those set forth in the First Offer Notice, by giving written notice of such election to the Offering Holder within 15 days after the First Offer Notice was delivered to the Company; provided, that if any Holder Offeree elects not to purchase its pro rata share of the Voting Securities to be Transferred, the remaining Holder Offerees that have so elected may purchase their pro rata share of such unpurchased Voting Securities (based on the percentage ownership of Voting Securities of a Holder Offerees electing to purchase such Voting Securities compared to stock ownership by all Holder Offerees election to purchase such Voting Securities). If neither the Company nor the Holder Offerees elect to purchase all of the Voting Securities specified in the First Offer Notice, then the Offering Holder may Transfer to any Person the Voting Securities contemplated to be Transferred at a price and on terms and conditions in the aggregate no more favorable to the Transferee than those specified in the First Offer Notice during the 90-day period immediately following the date on which the First Offer Notice was delivered to the Company and the Holder Offerees.
Any Voting Securities not Transferred within such 90-day period will be subject to the provisions of this Section 5.2(b) upon subsequent Transfer.

          (c) Permitted Transfers. The restrictions on Transfer contained in Sections 5.1(a) and (b) shall not apply with respect to any Transfer of Voting Securities (A) in the case of a Holder which is a natural Person, pursuant to applicable laws of descent and distribution or to any member of such Holder's Family Group who agrees to be subject to the Stockholder Agreement, (B) in the case of a Holder other than a natural person, among its Affiliates who agree to be subject to this Stockholder Agreement, or (C) to employees or management of the Company.

     Section 5.2 Legend. To the extent the Voting Securities have not been registered under the Securities Act in addition to the other restrictions on Transfer contained in this Agreement, such Voting Securities cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. Each certificate for any unregistered Voting Securities shall be stamped or otherwise imprinted with a legend in substantially the following form:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN THE ABSENCE OF AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN A STOCKHOLDERS' AGREEMENT. THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE."

     The Company may imprint such legend on certificates (if any) evidencing Voting Securities held by a Holder. The legend set forth above shall be removed from the certificates (if any) evidencing any Voting Securities only in accordance with the terms and conditions hereof.

     Section 5.3. Preemptive Rights. The Company will not make any offer for sale of its Voting Securities other than in a public offer, in connection with an acquisition or pursuant to employee benefit plan or arrangement, unless it first offers in writing to sell to each Holder, on the same terms and conditions and at the equivalent price, a number of shares of Voting Securities which would enable the Holder to retain the same proportionate ownership of Voting Securities that it holds prior to such offering.


                                  ARTICLE VI

                              Registration Rights

     Section 6.1 The Company agrees to execute the registration rights agreement attached hereto as Exhibit II.


                                  ARTICLE VII

                                  Termination

     Section 7.1 Termination. The provisions of this Agreement shall terminate and be of no force and effect if the LLC Merger does not become effective. In addition, the provisions of this Agreement shall terminate on the tenth anniversary of the date of this Agreement.

                                 ARTICLE VIII

                                 Miscellaneous

     Section 8.1 Notices. Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or at such other address as may be substituted by notice given as herein provided):

     If to the Company:

          HealthExtras, Inc.
          2275 Research Boulevard, 7th Floor
          Rockville, Maryland  20850
          Facsimile:  (301) 921-2400
          Attention: David T. Blair

     With copies to:

          Muldoon, Murphy & Faucette LLP
          5101 Wisconsin Avenue, N.W.
          Washington, D.C.  20016
          Facsimile:  202-966-9409
          Attention:  Thomas Haggerty, Esq.

     If to any Holder, at its address listed on the signature pages hereof.

     Any notice or communication hereunder shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied; and five (5) calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

     Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

     Section 8.2 Governing Law. THIS STOCKHOLDERS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

     Section 8.3 Successors and Assigns. Whether or not an express assignment has been made pursuant to the provisions of this Stockholders Agreement, provisions of this Stockholders Agreement that are for the Holders' benefit as the holders of any Voting Securities are also for the benefit of, and enforceable by, all subsequent holders of Voting Securities who become Holders, except as otherwise expressly provided herein. This Stockholders Agreement shall be binding upon the Company, each Holder, and their respective successors and assigns.

     Section 8.4 Duplicate Originals. All Parties may sign any number of copies of this Stockholders Agreement. Each signed copy shall be an original, but all of them together shall represent the same agreement.

     Section 8.5 Severability. In case any provision in this Stockholders Agreement shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions shall not in any way be affected or impaired thereby.

     Section 8.6   No Waivers; Amendments.

          (a) No failure or delay on the part of the Company or any Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any Holder at law or in equity or otherwise.

          (b) Any provision of this Stockholders Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Holders; provided, however, that no such amendment or waiver shall, (i) unless signed by all of the Holders, amend the provisions of Section 2.1, (ii) (A) unless signed by the Holders of a majority of the Common Stock held by the Capital Z Group, adversely affect the rights of the Capital Z Group or the Capital Z Group Designees under Article III, IV or V or
(B) unless signed by the Holders of a majority of the Common Stock held by the Highland Group, adversely affect the rights of the Highland Group or the Highland Group Designees under Article III, IV or V (iii) unless signed by all of the Holders affected, (A) amend the provisions of this Section 8.6(b) or (B) change the number of Holders which shall be required for the Holders or any of them to take any action under this Section 8.6(b) or any other provision of this Stockholders Agreement, and (iv) unless signed by a majority of the Holders affected adversely amend any provision of Article IV, Article V, or Article VI, or grant a waiver thereunder.


           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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

     IN WITNESS WHEREOF, the Parties hereto have caused this Stockholders Agreement to be executed by their duly authorized representatives on this __ day of _______, 1999.

                                    HIGHLAND INVESTMENTS, LLC


                                    By: ____________________________________
                                        Thomas L. Blair
                                        Representative
                                        2275 Research Boulevard
                                        Sixth Floor
                                        Rockville, MD  20850
                                        Facsimile:  (301) 921-2400


                                    HEALTHEXTRAS, LLC


                                    By: ____________________________________
                                        David T. Blair
                                        Chief Executive Officer
                                        2275 Research Boulevard
                                        Seventh Floor
                                        Rockville, MD  20850
                                        Facsimile:  (301) 548-8844


                                    HEALTHEXTRAS, INC.

                                    By: ____________________________________
                                        David T. Blair
                                        Chief Executive Officer
                                        2275 Research Boulevard
                                        Seventh Floor
                                        Rockville, MD  20850
                                        Facsimile:  (301) 548-8844

                                    With a copy to:

                                        Muldoon, Murphy & Faucette LLP
                                        5101 Wisconsin Avenue
                                        Suite 500
                                        Washington, DC  20116
                                        Attention:  Thomas J. Haggerty, Esq.

                                    PRINCIPAL HOLDING COMPANY

                                    By: ____________________________________
                                        Thomas J. Graf
                                        Senior Vice President
                                        711 High Street
                                        Des Moines, IA  50392
                                        Facsimile:  (515) 248-3079

                                    With a copy to:

                                        Julia M. Lawler
                                        711 High Street
                                        Des Moines, IA  50392
                                        Facsimile:  (515) 248-3079

                                    THOMAS L. BLAIR


                                    By: ____________________________________
                                        Thomas L. Blair
                                        11610 Highland Farm Rd.
                                        Potomac, MD  20854
                                        Facsimile: (301) 299-1045


                                    HEALTH PARTNERS


                                    By: ____________________________________
                                        ___________________
                                        54 Thompson St.
                                        New York, NY  10012
                                        Facsimile:  (212) 965-2411

                                    With a copy to:

                                        Weil, Gotshal & Manges LLP
                                        767 Fifth Avenue
                                        New York, NY  10153
                                        Attention:  Thomas A. Roberts, Esq.
                                        Facsimile:  (212) 310-8007

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                                    CAPITAL Z FINANCIAL SERVICES FUND II, L.P.
                                               and
                                    CAPITAL Z FINANCIAL SERVICES PRIVATE
                                    FUND II, L.P.


                                    By: ______________________________________

                                    CAPITAL Z PARTNERS, LTD. their ultimate
                                    general partner


                                    By: _____________________________________
                                        ___________________
                                        54 Thompson St.
                                        New York, NY  10012
                                        Facsimile:  (212) 965-2411


                                    CAPITAL Z MANAGEMENT, LLC


                                    By: ____________________________________
                                        ___________________
                                        54 Thompson St.
                                        New York, NY  10012
                                        Facsimile:  (212) 965-2411

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